UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

VERSUM MATERIALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Versum Materials circulated the following frequently asked questions to certain of its employees on April 16, 2019:

Frequently Asked Questions

1.	Strategically, why does this deal with Merck KGaA, Darmstadt, Germany make sense?
●	This transaction will create a leading electronic materials player focused on the semiconductor and display industries with cutting-edge technology.
●	Our combined R&D strength will increase innovation speed, capacity and expertise to generate new technologies.
●

The deal capitalizes on long-term growth trends, with the electronics industry expected to benefit from data volume increase tailwinds and the semiconductor solutions business to comprise ~50% of pro-forma performance materials sales.

●	Our businesses have highly complementary capabilities, with very little product overlap.
●

Customers will benefit from increased scale, product and service depth, enhanced global presence and a strengthened supply chain which would help to drive leading innovation supported by long-term tailwinds in the industry.

●	Furthermore, we intend to join forces to strengthen our supplier base, quality and logistics.
●	This is the right deal from every perspective – performance, strategy, customers, employees and importantly, investors.

2.	Can you tell us a little bit more about Merck KGaA, Darmstadt, Germany? Why are they interested in a U.S. company?
●	Merck KGaA, Darmstadt, Germany is a long-term oriented, family-controlled, science & technology company.
●

Merck KGaA, Darmstadt, Germany has deep roots in the U.S., a strong presence and reputation from coast-to-coast, and is making further significant investments to strengthen its successful American operations.

●	They have a strong track record of successfully completing large U.S. acquisitions and investing for growth.
o	Merck KGaA, Darmstadt, Germany invested ~$24 billion in the U.S. through acquisitions alone, including Millipore and Sigma-Aldrich, and already employ more than 10,000 people in the U.S.

3.	Who will lead our combined businesses, and what will the combined business be called?
●

Merck KGaA, Darmstadt, Germany is a long-term oriented, family-controlled, science & technology company; they have a strong track record of successfully completing large U.S. acquisitions and investing for growth.

●	As they have publicly expressed, they will maintain Versum’s site in Tempe, Arizona as the major hub for the combined electronic materials business in the U.S.
●	We expect that Merck KGaA, Darmstadt Germany’s high regard for Versum’s management and its employees will be reflected in all decisions and our leadership will be personally involved in this process.
●	Right now, we are focused on closing the transaction and will make organizational, marketing and branding decisions at the appropriate time.
●	Our business will be part of Merck KGaA, Darmstadt Germany’s Performance Materials business, which is led by Kai Beckmann.

4.	Where is Merck KGaA, Darmstadt, Germany’s headquarters, and what will happen with Versum’s locations?
●	Merck KGaA, Darmstadt, Germany is headquartered in Darmstadt, Germany.
●	The company has 56 sites in the U.S.
●	We will maintain our site in Tempe, Arizona as the major hub for the combined electronic materials business in the U.S.
●	Merck KGaA, Darmstadt, Germany is also committed to accelerating innovation with Versum’s global R&D and manufacturing footprint.

5.	How is the transaction with Merck KGaA, Darmstadt, Germany structured differently from the Entegris merger?
●	Instead of receiving Entegris stock, Versum stockholders would receive $53 cash for each Versum share they hold.
●	Upon closing, Versum Materials, Inc. would become a wholly-owned indirect subsidiary of Merck KGaA, Darmstadt, Germany.

6.	What does this transaction mean for employees?
●

Your talent has enabled us to execute our strategy and attracted Merck KGaA, Darmstadt, Germany to our company, and we are confident that as part of Merck KGaA, Darmstadt, Germany, Versum employees will become an integral part of a leading electronic materials business and will benefit from new and exciting career development opportunities.

●	Until the transaction closes, it will continue to be business as usual at Versum.
●	Over the coming months, we will be working closely with Merck KGaA, Darmstadt, Germany to develop a smooth and seamless integration plan.
●	We are committed to keeping all of our employees informed and to running a transparent integration process.

7.	What needs to happen between now and close? What are the next steps?
●	We expect the transaction to close in the second half of 2019.
●	Until then, we will continue to operate as independent businesses. It is business as usual – nothing will change in your day-to-day responsibilities.
●	It is essential that we remain focused on running our business as we always have, with an unwavering commitment to strong execution of our defined strategy and a focus on safety.

8.	What are the integration plans? Who will lead the integration effort?
●	Completing the transaction will require a thoughtful integration plan.
●	More information about how the process will work will be provided as details are finalized.

9.	What if the acquisition closes before December? Will bonuses pay out as planned (mid-December)?
●	There is no change to your bonus plan for fiscal 2019. For now, it is important that all employees continue to focus on achieving 2019 objectives.

10.  Will benefits include years of service from Versum and Air Products?

●

Yes, for those employees that came to Versum at the spin-off, your prior years of continuous service with Versum Materials and Air Products will be recognized for benefit purposes. If you joined from Air Products after the spin-off you will not receive credit for your prior Air Products service.

11.  What happens to benefits after the closing of the acquisition?

●

Health, welfare and retirement benefits will be no less favorable in the aggregate than the current Versum benefits for one year after the closing of the acquisition. After that period, there could be more changes. Any changes to compensation or benefits will be communicated well in advance.

12.  Will there be any change to my job, title or manager as a result of this acquisition?

●

Until completion of the acquisition, it is business as usual and we do not expect there to be changes to responsibilities or reporting structures other than in the course of business as usual. We believe that this merger will create exciting new opportunities for employees/colleagues.

13.  Will offices be closing or consolidating? Will I have to move offices?

●

Currently there is no change in office locations as both Merck KGaA, Darmstadt, Germany and Versum are operating business as usual. Over time, and upon completion of the acquisition, the management team will review the location strategy to ensure our growth remains aligned with our future hiring plans, the customer base and overall business strategy.

14.  What will happen to my stock ownership in Versum Materials?

●	No action is required by you with respect to any stock you hold in Versum Materials. Upon consummation of the merger, you will receive $53 in cash for each share you hold.

15.  What happens to my unvested equity grants?

●

Prior to the acquisition, all Versum equity awards will continue to vest in accordance with their terms. Upon consummation of the acquisition, existing equity awards in Versum will be converted to a right to receive cash (plus accrued interest, except for awards converted in the Air Products spinoff) upon vesting and which will continue to vest upon the earlier of a qualified termination (in accordance with the award terms) or upon the original vesting date. With certain exceptions for any grants that may be made with respect to Versum’s 2020 fiscal year, any performance related to MSUs and PRSUs will be calculated at the closing of the merger and the awards will be converted to a right to receive cash (plus accrued interest) upon vesting and which will continue to vest upon the earlier of a qualified termination (in accordance with the award terms) or upon the original vesting date.

16.  What happens to my vested stock options?

●

Any existing vested Versum options will be canceled and converted into the right to receive an amount of cash equal to the excess of the merger consideration over the exercise price. Underwater options will be canceled for no consideration or payment.

17.  Where can I find more information about the announcement?

●	We encourage you to visit Versum Central for any updates.
●	We will be keeping you informed throughout the closing process with periodic updates on the transaction.

18.  Who do I go to with questions about this announcement?

●	Please feel free to reach out to your manager and/or team leaders with any additional questions. We will do our best to provide answers to your questions as quickly as possible.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Versum Materials, Inc. (“Versum”) management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Versum or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Versum’s operations into those of Merck KGaA, Darmstadt, Germany; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA, Darmstadt, Germany, in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com or in Versum’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended on September 30, 2018 and Versum’s other filings with the SEC, which are available at http://www.sec.gov and Versum’s website at www.versummaterials.com. Except as otherwise required by law, Versum assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Versum and Merck KGaA, Darmstadt, Germany. In connection with the proposed merger, Versum and Merck KGaA, Darmstadt, Germany intend to file relevant materials with the SEC, including Versum’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Versum or Merck KGaA, Darmstadt, Germany, may file with the SEC or send to Versum’s stockholders in connection with the proposed merger. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, or Versum’s website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in Solicitation

Versum, Merck KGaA, Darmstadt, Germany and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock in respect of the proposed transaction. Information about the directors and executive officers of Versum is set forth in Versum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018, and the proxy statement for Versum’s 2019 annual meeting of stockholders, which was filed with the SEC on December 20, 2018. Information about the directors and executive officers of Merck KGaA, Darmstadt, Germany is set forth on Schedule I of the Schedule 14A filed by Merck KGaA, Darmstadt, Germany with the SEC on March 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.